EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ProPhase Labs, Inc.:

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, 333-132770 and 333-169697), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, 333-104148 and 333-119748) of our report dated March 24, 2010, on our audit of the consolidated financial statements of Prophase Labs, Inc. and Subsidiaries for the year ended December 31, 2009, to be filed on or about March 6, 2012.

/s/ AMPER, POLITZINER & MATTIA, LLP

Edison, New Jersey

March 6, 2012